Filed under Rule 424(b)(2), Registration Statement No. 333-206284

Preliminary Pricing Supplement No. 122 - Dated Tuesday, November 15, 2016 (To: Prospectus dated August 10, 2015)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DLD1	[]	100.00% (1)	1.125%	[]	Fixed	3.600%	Monthly	11/15/2019	12/15/2016	$2.00	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 11/15/2017 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500 % discount to the public offering price.

02006DLE9	[]	100.00% (2)	1.700%	[]	Fixed	4.250%	Monthly	11/15/2021	12/15/2016	$2.36	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/15/2017 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500 % discount to the public offering price.

Ally Financial Inc.

Offering Date: Tuesday, November 15, 2016 through Monday, November 21, 2016

Trade Date: Monday, November 21, 2016 @ 12:00 PM ET

Settle Date: Friday, November 25, 2016

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 10, 2015